Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Trimble Navigation Limited 1988 Employee Stock Purchase Plan and 2002 Stock Plan, of our reports dated February 27, 2012, with respect to the consolidated financial statements of Trimble Navigation Limited, and the effectiveness of internal control over financial report of Trimble Navigation Limited included in its Annual Report (Form 10-K) for the year ended December 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Jose, California

August 7, 2012